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                                                                      Exhibit 23

                  CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-78449, 333-89838, 333-116352 and 333-116353) of Eagle
Bancorp, Inc., of our reports dated February 28, 2006, relating to the consolidated balance sheets of Eagle Bancorp, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years ended December 31, 2005, 2004, and 2003, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Eagle Bancorp, Inc.

/s/ Stegman and Company


Baltimore, Maryland
March 13, 2006